SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

AMERICAN BOARDING COMPANY, INC

AND

LUCKY REALTY, INC.

Dated April 1, 2015

i

ii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of April 1, 2015 (this “Agreement”), is by and among American Boarding Company, a Delaware corporation (“ABC” the "Company"), and Lucky Realty, Inc., a Nevada corporation (“LRI”) and, together with ABC and LRI, the (“Parties”).

W I T N E S S E T H:

WHEREAS, the board of directors of American Boarding Company has determined that it is advisable and in the best interests of ABC and its stockholders to spin-off its subsidiary, Lucky Realty, Inc.1, from American Boarding Company, the parent company, into two independent companies to allow management of each company to focus on the objectives of their respective business plans and create additional value for shareholders;

WHEREAS, ABC has been engaged in the acquisition, design, development, lease, and management services of  housing communities located within close proximity of educational institutions and technology hubs in the United States ("ABC Business");

WHEREAS, LRI, has been incorporated as a wholly owned subsidiary of ABC to run the real estate operations of ABC ("LRI Business");

WHEREAS, pursuant to the terms of this Agreement, the Parties intend to effect: (a) the Separation, whereby ABC and LRI will be separated; and (b) the Distribution, whereby ABC will distribute to the holders of outstanding shares of ABC Common Stock, $.001 par value, on a pro rata basis, all of the outstanding shares of LRI Common Stock, $.001 par value, owned by ABC as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of LRI Common Stock) (the "Distribution"); and

WHEREAS, the number of shares of LRI Common Stock distributed pursuant to this Separation and Distribution Agreement, shall be calculated as of the record date of the Distribution in accordance with the formula set forth and shall be certified by an officer of ABC;

WHEREAS, it is the intention of the Parties that the Reorganization and the Distribution, qualify as a reorganization within the meaning of Sections 355, 368(a)(1)(D), and 361 of the Code;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1.  Definitions. The following terms, as used herein, have the following meanings:

“ABC” has the meaning set forth in the preamble.

“ABC Common Stock” means the common stock of ABC, par value $.001 per share.

“ABC Indemnitees” has the meaning set forth in Section 6.2.

 “ABC Accounts” has the meaning set forth in Section 2.6.

“ABC Businesses” means the Business conducted by ABC from time to time, whether before, on or after the Distribution (but excluding the LRI Business).

 “ABC Assumed Actions” has the meaning set forth in Section 5.2(b).

“ABC Liabilities” means (i) all Liabilities expressly delegated or allocated to, or assumed by, LRI or ABC under this Agreement or any Ancillary Agreement, including all Liabilities arising in connection with the ABC Assumed Actions and (ii) except as otherwise specifically provided in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or to the extent relating to, or arising from or in connection with, the ABC Businesses.  No Liability shall be both a ABC Liability and a LRI Liability, and in the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “LRI Liabilities”, for the purpose of determining what is and is not a ABC Liability, the explicit delegation or allocation to, or assumption by, ABC under this Agreement or any Ancillary Agreement shall take priority over any more general textual provision of this Agreement that would otherwise operate to cause such Liability to be a LRI Liability.  For the avoidance of doubt, except as otherwise specifically provided in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as “ABC Liabilities” or “LRI Liabilities” is only for purposes of allocating such Liabilities as between the Parties and shall not affect any obligations to, or give rise to any rights of, any Third Parties.

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), each member of ABC, on the one hand, and each member of LRI, on the other hand, are deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble.

 “Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its Business or operations, as amended unless expressly specified otherwise.

“Business” means, with respect to ABC, the ABC Businesses and, with respect to LRI, the LRI Business.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Claim” has the meaning set forth in Section 6.4(a).

“Code” has the meaning set forth in the preamble to this Agreement.

“Commission” means the United States Securities and Exchange Commission (the "SEC").

“Confidential Information” means, with respect to a Group, (i) any proprietary information that is competitively sensitive, material or otherwise of value to the members of such Group and not generally known to the public; (ii) any proprietary or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords any member of such Group a competitive advantage over its competitors; and (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets; in each case, related primarily to such Group’s Business.

“Disposing Party” has the meaning set forth in Section 5.5.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means VStock Transfer, LLC.

“Distribution Date” means June 1, 2015, the date on which the Distribution shall be effected.

“Distribution Document” means this Separation and Distribution.

“Effective Time” means the time at which the Distribution is effective on the Distribution Date, which shall be deemed to be 8:00 a.m., Pacific Standard Time, on the Distribution Date.

“Environmental Law” means any Applicable Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, or the effect on the environment of the use, handling, transportation, treatment, storage, disposal, release or discharge of, or any human exposure to, any toxic or hazardous materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Former Business” means any corporation, partnership, entity, division, Business unit, Business or set of Business operations that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested, in whole or in part, or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated, in whole or in part, in each case, by either Party prior to the Effective Time.

 “Governmental Authority” means any multinational, foreign, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either Party (or any of their Affiliates).

“Group” means, as the context requires, the ABC Group or the LRI Group.

“Indemnified Party” has the meaning set forth in Section 6.4(a).

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Indemnitees” means, as the context requires, the ABC Indemnitees or the LRI Indemnitees.

“Information Statement” means the Information Statement to be sent to each holder of ABC Common Stock in connection with the Distribution.

“Intercompany Accounts” has the meaning set forth in Section 2.4.

“Liabilities” means any and all claims, debts, liabilities, losses and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any Applicable Law, any Action or threatened Action, any order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

“Losses” means, with respect to any Person, any and all damages, losses, liabilities and expenses incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys’, accountants’, consultants’ and other professionals’ fees and expenses in connection with any and all Actions or threatened Actions and reasonable expenses in connection with the enforcement of the rights hereunder).

“Party” or "Parties" means either ABC or LRI, or both of them, as applicable.

“LRI” has the meaning set forth in the preamble.

“LRI Common Stock” means the common stock of Patriot, par value $.001 per share.

“LRI Indemnitees” has the meaning set forth in Section 6.3(a).

“LRI Business” means the Business conducted by the LRI Group from time to time, whether before, on or after the Distribution (but excluding the ABC Businesses).

“LRI Accounts” has the meaning set forth in Section 2.6.

“LRI Assumed Actions” has the meaning set forth in Section 5.2(a).

“LRI Liabilities” means, (i) all Liabilities expressly delegated or allocated to, or assumed by LRI under this Agreement or any Ancillary Agreement, and (ii) except as otherwise specifically provided in this Agreement or any Ancillary Agreement, all Liabilities (whether arising before, on or after the Distribution Date and whether based on facts occurring before, on or after the Distribution Date) of or to the extent relating to, or arising from or in connection with, the LRI Business. No Liability shall be both a LRI Liability and a ABC Liability, and in the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “ABC Liabilities”, for the purpose of determining what is and is not a LRI Liability, the explicit delegation or allocation to, or assumption by, LRI under this Agreement or any Ancillary Agreement shall take priority over any more general textual provision of this Agreement that would otherwise operate to cause such Liability to be a ABC Liability. For the avoidance of doubt, except as otherwise specifically provided in this Agreement or any Ancillary Agreement, the designation in this Agreement of Liabilities as “LRI Liabilities” or “ABC Liabilities” is only for purposes of allocating such Liabilities as between the Parties and shall not affect any obligations to, or give rise to any rights of, any Third Parties.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Privilege” has the meaning set forth in Section 5.7(a).

“Privileged Information” has the meaning set forth in Section 5.7(a).

“Receiving Party” has the meaning set forth in Section 5.5.

“Record Date” means the close of business on June 1, 2015, the date determined by the board of directors of LRI as the record date for the Distribution.

“Record Holders” means the holders of ABC Common Stock as of the Record Date.

“Representatives” has the meaning set forth in Section 5.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” means the transactions contemplated by Article 2.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Third Party” means a Person that is not an Affiliate of the LRI Group or the ABC Group.

“Third-Party Claim” has the meaning set forth in Section 6.4(b).

ARTICLE 2.

THE SEPARATION

On or prior to the Distribution Date:

Section 2.1.  Internal Transactions. Each of ABC and LRI shall take, all actions necessary to consummate any Internal Transactions prior to the Distribution Time.

Section 2.2.  Transfers of Assets. Unless otherwise provided in this Agreement or in any Ancillary Agreement, prior to the Effective Time:

(a)  ABC shall assign, contribute, convey, transfer and deliver to LRI or its designee all of the right, title and interest of ABC in and to all assets, if any, held by ABC that relate solely to the LRI Business (and not to the ABC Businesses);

(b)  LRI shall assign, contribute, convey, transfer and deliver to ABC or its designee all of the right, title and interest of LRI in and to all assets, if any, held by LRI that relate solely to the ABC Businesses (and not to the LRI Business);

(c)  LRI shall accept and assume all of LRI Liabilities; and

(d)  ABC shall accept and assume all of ABC Liabilities.

To the extent any assignment, contribution, conveyance, transfer, delivery or assumption of any asset or Liability of either Party as of the Effective Time is not effected in accordance with this Section 2.2 prior to the Effective Time for any reason it shall be effected as promptly thereafter as practicable.

Section 2.3.  Agreement Relating To Consents Necessary To Transfer Assets and Liabilities.

(a)  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any Claim or right or any benefit arising thereunder or resulting therefrom, or to assume any Liability associated therewith, if such transfer, assignment, or assumption without the necessary consent of a Third Party, would result in a breach, or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default), under any contract, agreement or other material instrument or would otherwise adversely affect the rights of ABC or LRI thereunder.

(b)  ABC and LRI will use their reasonable efforts to obtain the consent of any Third Party or any Governmental Authority, if any, required in connection with the transfer or assignment pursuant to Section 2.2 of any such asset or any such Claim or right or benefit arising thereunder and the assumption of any Liability associated therewith. If and when such consent is obtained, such transfer, assignment and/or assumption shall be effected in accordance with the terms of this Agreement;

(c)  If such required consent is not obtained, or if a transfer or assignment of such asset or such Claim or right or benefit arising thereunder or an assumption of such Liability associated therewith would be ineffective or would adversely affect the rights of the transferor thereunder so that, for example, the intended transferee would not in fact receive all such rights, ABC and LRI will cooperate in a mutually agreeable arrangement under which the intended transferee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including by sub-contract, sub-license or sub-lease to such transferee, or under which the transferor would enforce for the benefit and at the cost of the transferee, with the transferee assuming the transferor’s obligations, any and all rights of the transferor against any Third Party.

Section 2.4.  Intercompany Accounts.  The Parties shall use reasonable efforts to settle on or prior to the Distribution Date, or as soon as practicable thereafter, all intercompany receivables, payables and other balances, in each case, that arise prior to the Effective Time between ABC, on the one hand, and LRI, on the other hand (“Intercompany Accounts”), by one or more cash payments in satisfaction of such amounts. From and after the Effective Time, the Parties shall settle as promptly as practicable and in the manner set forth in the first sentence of this Section 2.4 any Intercompany Accounts that are not settled as of the Distribution Time.

Section 2.5.  Intercompany Agreements.

(a)  Except as set forth in Section 2.5(b), all agreements, arrangements, commitments or understandings, whether or not in writing, between members of ABC, on the one hand, and LRI, on the other hand, in effect immediately prior to the Distribution shall be terminated, cancelled and of no further force and effect from and after the Effective Time (including any provision thereof that purports to survive termination).

(b)  The provisions of Section 2.5(a) shall not apply to any of the following agreements, arrangements, commitments or understandings: (i) this Agreement (and each other agreement or instrument expressly contemplated by this Agreement); (ii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties hereto and the members of their respective Company is a Party; (iii) any Intercompany Accounts to the extent such Intercompany Accounts were not satisfied and/or settled in accordance with the first sentence of Section 2.4.

Section 2.6.  Bank Accounts; Cash Balances.

(a)  ABC and LRI each agrees to take, or cause the respective members of their respective Companies to take, at the Distribution Date (or such earlier date as ABC and LRI may agree), all actions necessary to amend all contracts or agreements governing each bank account owned by LRI ( the “LRI Accounts”) so that such LRI Accounts, if currently Linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any bank account owned by ABC ( the “ABC Accounts”), are de-Linked from the ABC Accounts.

(b)  ABC and LRI each agrees to take, at the Distribution Date (or such earlier date as ABC and LRI may agree), all actions necessary to amend all contracts or agreements governing the ABC Accounts so that such ABC Accounts, if currently Linked to a LRI Account, are de-Linked from the LRI Accounts.

(c)  It is intended that, following consummation of the actions contemplated by Sections 2.6(a) and 2.6(b), there will be in place a centralized cash management process pursuant to which (i) the LRI Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by LRI , and (ii) the ABC Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by ABC.

(d)  With respect to any outstanding payments initiated by ABC, or LRI prior to the Distribution Time, such outstanding payments shall be honored following the Distribution by the Person or Group owning the account from which the payment was initiated.

(e)  As between ABC and LRI all payments received after the Distribution Date by either Party that relate to a Business, asset or Liability of the other Party, shall be held by such Party for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto). Each Party shall maintain an accounting of any such payments, and the Parties shall have a monthly reconciliation, whereby all such payments received by each Party are calculated and the net amount owed to ABC or LRI shall be paid over with right of set-off. Notwithstanding the foregoing, neither ABC nor LRI shall act as collection agent for the other Party, nor shall either Party act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance Action.

Section 2.7.  Novation of Liabilities.

(a)  Each of ABC and LRI, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute Liabilities of the other Party; provided, however, that neither ABC nor LRI shall be obligated to contribute any capital or pay any consideration in any form (other than a substitute letter of credit, or substitute guaranty to any third Person from whom any such consent, substitution, approval, amendment or release is requested).

(b)  If ABC or LRI is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and other Party continues to be bound by such agreement, lease, license or other Liability (each, an “Unreleased Liability”), ABC nor LRI, as appropriate, shall, to the extent not prohibited by Applicable Law, as indemnitor, guarantor, agent or subcontractor for such Party, as the case may be, (i) on a timely basis pay, perform and discharge fully all the Liabilities of their Company that constitute Unreleased Liabilities and (ii) use its commercially reasonable efforts to effect such payment, performance, or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on either Party.

Section 2.8.  Further Assurances and Consents.  In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

Section 2.9.  Ancillary Agreements.  Effective on or prior to the Effective Time, each of ABC and LRI will, execute and deliver all Ancillary Agreements to which it is a party.

Section 2.10.  Disclaimer of Representations and Warranties.  EACH OF ABC AND LRI UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

Section 2.11.  Financial Information Certifications.

  ABC's disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to LRI as its Subsidiary.  In order to enable the principal executive officer and principal financial officer of LRI to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, ABC, within thirty-five (35) days of the end of any fiscal quarter during which LRI remains ABC's Subsidiary, shall provide LRI with one or more certifications with respect to such disclosure controls and procedures, its internal control over financial reporting and the effectiveness thereof.  Such certification(s) shall be provided by ABC (and not by any officer or employee in their individual capacity).

ARTICLE 3.

THE DISTRIBUTION

Section 3.1.  Sole and Absolute Discretion; Cooperation.

(a)  ABC shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, ABC may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.   Nothing shall in any way limit ABC's right to terminate this Agreement or the Distribution as set forth in Section 8.12 hereof or alter the consequences of any such termination from those specified in Section 8.12 hereof.

(b)  LRI shall cooperate with ABC to accomplish the Distribution and shall, at ABC's direction, promptly take any and all actions necessary or desirable to effect the Distribution.

Section 3.2.  Actions Prior to the Distribution.  Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)  On or prior to the Distribution Date, ABC and LRI shall take all necessary actions to cause any Internal Transactions to occur.

(b)  On or prior to the Distribution Date, ABC and LRI shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of LRI shall be those set forth in the Information Statement mailed to the Record Holders prior to the Distribution Date; and (ii) each individual referred to in Schedule A shall have resigned from his or her position, if any, as a member of the board of directors or employee of ABC or LRI, as applicable, except as otherwise set forth in Schedule A to this Agreement.

(c)  ABC shall, as soon as is reasonably practicable after the board of directors of LRI has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

Section 3.3.  Conditions Precedent to Distribution.  In no event shall the Distribution occur unless each of the following conditions shall have been satisfied (or waived by ABC in its sole discretion):

(a)  the board of directors of ABC shall have approved the Distribution and shall not have abandoned the Distribution or terminated this Agreement at any time prior to the Distribution;

(b)  the Internal Transactions, if any, shall have been completed;

(c)  each, if any, of the Ancillary Agreements shall have been duly executed and delivered by the Parties thereto;

(d)  no Applicable Law shall have been adopted, promulgated or issued that prohibits the consummation of the Distribution or any of the other transactions contemplated hereby;

(e)  any material governmental approvals and consents and any material permits, registrations and consents from Third Parties, in each case, necessary to effect the Distribution after the Distribution Date substantially as it is conducted at the date hereof shall have been obtained;

(f)  credit facilities shall have been made available to ABC and LRI by its lenders on terms and in an amount satisfactory to ABC;

(g)  no event or development shall have occurred or exist that, in the judgment of the board of directors of ABC, in its sole discretion, makes it inadvisable to effect the Distribution or the other transactions contemplated hereby.

Each of the foregoing conditions is for the sole benefit of ABC and shall not give rise to or create any duty on the part of ABC or its board of directors to waive or not to waive any such condition or to effect the Distribution, or in any way limit ABC's rights of termination as set forth in Section 8.12 or alter the consequences of any termination from those specified in Section 8.12.  Any determination made by ABC on or prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive and binding on the Parties.

Section 3.4.  The Distribution.  Subject to the terms and conditions set forth in this Agreement:

(a)  On or prior to the Distribution Date, ABC shall take such steps as are reasonably necessary or appropriate to permit the Distribution by the Distribution Agent of validly issued, fully paid and nonassessable shares of LRI Common Stock, registered in book-entry form through the registration system;

(b)  the Distribution shall be effective at the Distribution Time; and

(c)  ABC shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of ABC Common Stock as of the Record Date, by means of a pro rata dividend, one share of LRI Common Stock for every one share of ABC Common Stock so held.  Following the Distribution Date, LRI agrees to provide all book-entry transfer authorizations for shares of LRI Common Stock that ABC or the Distribution Agent shall require (after giving effect to Sections 3.5) in order to effect the Distribution.

Section 3.5.  Fractional Shares.  No fractional shares of LRI Common Stock will be distributed in the Distribution.  The Distribution Agent will be directed to determine (based on the aggregate number of shares held by each holder) the number of whole shares and the fractional share of LRI Common Stock allocable to each holder of ABC Common Stock as of the Record Date.  Upon the determination by the Distribution Agent of such numbers of whole shares and fractional shares, as soon as practicable on or after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall aggregate the fractional shares into whole shares and shall sell the whole shares obtained thereby for cash on the open market

(with the Distribution Agent, in its sole discretion, determining when, how and through which broker-dealer(s) and at which price(s) to make such sales) and shall thereafter promptly distribute to each such holder entitled thereto (pro rata based on the fractional share such holder would have been entitled to receive in the Distribution) the resulting aggregate cash proceeds, after making appropriate deductions of the amounts required to be withheld for United States federal income tax purposes, if any, and after deducting an amount equal to all brokerage fees and commissions, transfer taxes and other costs attributed to the sale of shares pursuant to this Section 3.5.  Neither ABC nor LRI will be required to guarantee any minimum sale price for the fractional shares.  Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payments made in lieu of fractional shares.

ARTICLE 4.

INSURANCE MATTERS

Section 4.1.  Insurance Matters.

(a)  ABC and LRI agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time.  In no event shall either Party have Liability or obligation whatsoever to the other Party in the event that any insurance policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of the other Party for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b)  From and after the Effective Time, with respect to any Losses or Liabilities incurred by ABC prior to the Effective Time, LRI will provide ABC with access to, and ABC may, upon prior written notice to LRI, make claims under, LRI's third-party insurance policies in place immediately prior to the Effective Time and LRI's historical policies of insurance, but solely to the extent that such policies provided coverage for ABC prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)  ABC shall report any Claim to LRI, as promptly as practicable, and in any event in sufficient time so that such Claim may be made in accordance with LRI's Claim reporting procedures;

(ii)  ABC shall indemnify, hold harmless and reimburse LRI for any deductibles, self-insured retention, fees and expenses incurred by LRI to the extent resulting from any access to, any Claims made by ABC under, any insurance provided pursuant to this Section 4.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated Claims expenses and Claim handling fees, whether such Claims are made by ABC, its employees or third Persons; and

(iii)  ABC shall exclusively bear (and LRI shall have no obligation to repay or reimburse ABC for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by ABC under the policies as provided for in this Section 4.1(b).

In the event that LRI incurs any Losses or Liabilities prior to or in respect of the period prior to the Effective Time for which LRI is entitled to coverage under ABC’s third-party insurance policies, the same process pursuant to this Section 4.1(b) shall apply, substituting “ABC” for “LRI” and “LRI” for “ABC.”

(c)  Except as provided in Section 4.1(b), from and after the Effective Time, ABC shall have no rights to or under any of the insurance policies of LRI.  At the Effective

Time, ABC shall have in effect all insurance programs required to comply with ABC’s contractual obligations and Applicable Law.

(d)  LRI shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any ABC Liabilities and/or claims ABC has made or could make in the future, and ABC shall not erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with LRI's insurers with respect to any of LRI’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs.  ABC shall cooperate with LRI and share such information as is reasonably necessary in order to permit LRI to manage and conduct its insurance matters as it deems appropriate.  LRI shall not have any obligation to secure extended reporting for any claims under any Liability policies of LRI for any acts or omissions by ABC incurred prior to the Effective Time.

(e)  This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of LRI in respect of any insurance policy or any other contract or policy of insurance.

(f)  ABC does hereby, agree that LRI shall not have any Liability whatsoever as a result of the insurance policies and practices of LRI as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any Claim or potential Claim or otherwise.

Section 4.2.  Treatment of Payments for Tax Purposes.  For all tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by ABC to LRI or a distribution by LRI to ABC, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 4.3.  Post-Effective Time Conduct.  The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its Business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Section 4) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

ARTICLE 5.

ACCESS TO INFORMATION

Section 5.1.  Access to Information.

(a)  For a period of ONE year after the Distribution Date, each Party shall afford promptly the other Party and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access (which shall include the right to make copies) during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent any required consents have been obtained), information, employees and auditors to the extent necessary or useful for such other Party in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Ancillary Agreement, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Party requesting such access; provided that any such access shall not unreasonably interfere with the conduct of the Business of the Party providing such access; provided further that in the event any Party reasonably determines that affording any such access to the other Party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such Party, or waive any attorney-client privilege applicable to such Party, the Parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

Section 5.2.  Litigation Cooperation.

(a)  Effective as of the Effective Time, LRI shall assume and thereafter be responsible for all Liabilities of either Party that may result from LRI Assumed Actions and, subject to Section 6.4(c), all fees and costs relating to the defense of LRI Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Effective Time and are unpaid as of the Effective Time, or, that are incurred on or after the Effective Time. “LRI Assumed Actions” means those Actions primarily relating to LRI Business.

(b)  Effective as of the Effective Time, the applicable member of ABC shall assume and thereafter be responsible for all Liabilities of either Party that may result from ABC Assumed Actions and, subject to Section 6.4(c), all fees and costs relating to the defense of ABC Assumed Actions, including attorneys’, accountants’, consultants’ and other professionals’ fees and expenses that have been incurred prior to the Effective Time and are unpaid as of or after the Effective Time, or, that are incurred on or after the Effective Time. “ABC Assumed Actions” means those Actions primarily related to ABC Businesses.

(c)  Each Party agrees that at all times from and after the Effective Time if an Action relating primarily to its Business is commenced by a Third Party naming a member of each Party as defendants thereto, then such Action shall be deemed to be a LRI Assumed Action (in the case of an Action primarily related to the LRI Business) or a ABC Assumed Action (in the case of an Action primarily related to the ABC Businesses) and the Party as to which the Action primarily relates shall use its reasonable efforts to cause the other to be removed from such Action.

(d)  The Parties agree that at all times from and after the Effective Time, if an Action which does not relate primarily to either Party’s Business is commenced by a Third Party naming a member of each Party as a defendant thereto, then the Parties shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(e)  Each Party shall use reasonable efforts to make available to the other Party and its attorneys, accountants, consultants and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Party, to the extent reasonably requested in connection with any Action arising out of either Party’s Business prior to the Effective Time in which the requesting Party may from time to time be involved.

Section 5.3.  Reimbursement.  Each Party providing information or witnesses to the other Party or otherwise incurring any out-of-pocket expense in connection with cooperating under Section 5.1 or Section 5.2 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

Section 5.4.  Ownership of Information.  All information owned by one Party that is provided to the other Party under Section 5.1 or Section 5.2 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 5.5.  Retention of Records.  Except as otherwise required by Applicable Law or agreed to in writing, each Party shall, retain, in accordance with the practice of such Party applicable to the retention of its own information as in effect from time to time, any and all information in its possession or control relating to the other Party’s Business.  Neither Party shall destroy, or permit the destruction, or otherwise dispose, or permit the disposal, of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the Party proposing such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other Party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal.  If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party; provided that in the event that the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such Party, or waive any attorney-client privilege applicable to such Party, the Parties shall use reasonable efforts to permit the prompt compliance with such request in a manner that avoids any such harm or consequence.  Any records or documents that were subject to a litigation hold prior to the Distribution Date must be retained by the applicable Party until such Party is notified by the other Party that the litigation hold is no longer in effect.

Section 5.6.  Confidentiality. Each Party acknowledges that it may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, Confidential Information of the other Party (including information in the possession of such other Party relating to its clients or customers).  Each Party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) to hold in strict confidence and not to use except as permitted by this Agreement or any Ancillary Agreement all such Confidential Information concerning the other Party unless (a) such Party or their Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (b) such Confidential Information can be shown to have been (i) in the public domain through no fault of such Party or their Representatives, (ii) lawfully acquired after the Distribution Date on a non-confidential basis from other sources not known by such Party to be under any legal obligation to keep such information confidential or (iii) developed by such Party or their Representatives without the use of any Confidential Information of the other Party.  Notwithstanding the foregoing, such Party or their Representatives may disclose such Confidential Information to the other Party or their Representatives so long as such Persons are informed by such Party of the confidential nature of such Confidential Information and are directed by such Party to treat such information confidentially.  The obligation of each Party and their Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information.  If such Party or their Representatives becomes legally compelled to disclose any documents or information subject to this Section 5.6, such Party will promptly notify the other Party and, upon request, use reasonable efforts to cooperate with the other Party’s efforts to seek a protective order or other remedy.

If no such protective order or other remedy is obtained or if the other Party waives in writing such Party’s compliance with this Section 5.6, such Party or their Representatives may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.  Each Party agrees to be responsible for any breach of this Section 5.6 by it, or their Representatives.

Section 5.7.  Privileged Information.

(a)  The Parties acknowledge that ABC, on the one hand, and LRI, on the other hand, may possess documents or other information regarding the other Party that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”).  Each Party agrees to use reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable Claim to Privilege in order to prevent any of the other Party’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other Party’s consent. Without limiting the generality of the foregoing, a Party and its Affiliates shall not, without the other Party’s prior written consent, (i) waive any Privilege with respect to any of the other Party’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions reasonably necessary to preserve any Privilege with respect to any such Privileged Information.

(b)  Upon receipt by a Party of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 5.7 or otherwise to prevent the production or disclosure of such Privileged Information.  Each Party agrees that it will not produce or disclose any information that may be covered by a Privilege of the under this Section 5.7 unless (i) the other Party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered an order finding that the information is not entitled to protection under any applicable Privilege or otherwise requires disclosure of such information.

ARTICLE 6.

RELEASE; INDEMNIFICATION

Section 6.1.  Release of Pre-Distribution Claims.

(a)  Except (i) as provided in Section 6.1(b) and (ii) as otherwise expressly provided in this Agreement or any Ancillary Agreement, each Party hereto does hereby, on behalf of itself and each of their successors and assigns, release and forever discharge the other Party and their respective successors and assigns, and all Persons who at any time prior to the Effective Time have been directors, officers or employees of such other Party (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”), from any and all demands, Actions and Liabilities whatsoever, whether at law or in equity (including any right of contribution or any right pursuant to any Environmental Law whether now or hereinafter in effect), whether arising under any contract or agreement, by operation of law or otherwise (and including for the avoidance of doubt, those arising as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or any violation of law by any Released Party), existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Distribution.  ABC shall, effective as of the Effective Time, release and forever discharge each of the LRI Indemnitees (as defined in Section 6.3(a) of this Agreement) as and to the same extent as the release and discharge provided by ABC pursuant to the foregoing provisions of this Section 6.1(a).  LRI shall cause each of the other members of the LRI Indemnitees (as defined in Section 6.2(a) of this Agreement) as and to the same extent as the release and discharge provided by LRI pursuant to the foregoing provisions of this Section 6.1(a).

(b)  Nothing contained in Section 6.1(a) shall impair any right of any Person identified in Section 6.1(a) to enforce this Agreement or any Ancillary Agreement. Nothing contained in Section 6.1(a) shall release or discharge any Person from:

(i)  any Liability assumed, transferred, assigned, retained or allocated to that Person in accordance with, or any other Liability of that Person under, this Agreement or any of the Ancillary Agreements;

(ii)  any Liability that is expressly specified in this Agreement or any Ancillary Agreement to continue after the Effective Time, but subject to any limitation set forth in this Agreement or any Ancillary Agreement relating specifically to such Liability; or

(iii)  any Liability the release of which would result in the release of any Person other than ABC or LRI or any related Released Party.

In addition, nothing contained in Section 6.1(a) shall release any Party from honoring its existing obligations to indemnify, or advance expenses to, any Person who was a director, officer or employee of such Party, at or prior to the Effective Time, to the extent such Person was entitled to such indemnification or advancement of expenses pursuant to then-existing obligations; provided, however, that to the extent applicable, Sections 6.2 and 6.3 hereof shall determine whether any Party shall be required to indemnify the other or a member of its Group in respect of such Liability.

(c)  It is the intent of each of the Parties hereto by virtue of the provisions of this Section 6.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date between ABC, on the one hand, LRI, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between the Parties on or before the Distribution Date), except as expressly set forth in Section 6.1(b) or as expressly provided in this Agreement or any Ancillary Agreement.

Section 6.2.  LRI Indemnification of ABC.

(a)  Effective as of and after the Effective Time, LRI shall indemnify, defend and hold harmless ABC and the respective directors, officers, employees and Affiliates (the “ABC Indemnitees”) from and against any and all Losses incurred or suffered by any of the ABC Indemnitees arising out of or in connection with (i) any of the LRI Liabilities, or the failure of LRI to pay, perform or otherwise discharge any of the LRI Liabilities and (ii) any breach by LRI of this Agreement or any Ancillary Agreement.

(b)  Except to the extent set forth in Section 6.3(b), effective as of and after the Effective Time, LRI shall indemnify, defend and hold harmless each of the ABC Indemnitees and each Person, if any, who controls any ABC Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the the Information Statement (as amended or supplemented if LRI shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.3.  ABC Indemnification of LRI.

(a)  Effective as of and after the Effective Time, ABC shall indemnify, defend and hold harmless LRI and the respective directors, officers, employees and Affiliates (the “LRI Indemnitees”) from and against any and all Losses incurred or suffered by any of the LRI Indemnitees and arising out of or in connection with (i) any of the ABC Liabilities, or the failure of ABC to pay, perform or otherwise discharge any of the ABC Liabilities and (ii) any breach by ABC of this Agreement or any Ancillary Agreement.

(b)  Effective as of and after the Effective Time, ABC shall indemnify, defend and hold harmless each of the LRI Indemnitees and each Person, if any, who controls any LRI Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Information Statement (as amended or supplemented if LRI shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission arising out of information provided ABC for inclusion in the Information Statement.

Section 6.4.  Procedures.

(a)  The Party seeking indemnification under Section 6.2 or Section 6.3 (the “Indemnified Party”) agrees to give prompt notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (each, a “Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.

The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

(b)  The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 6.4, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 6.4(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense. If the Indemnifying Party does not, the Indemnified Party shall have the right to defend or contest such Third-Party Claim through counsel chosen by the Indemnified Party reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 6.4. The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request.

(c)  If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 6.4, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party from all Liabilities with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its related Indemnitees or is otherwise materially prejudicial to any such Person and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third-Party Claim and, at its own expense, to employ separate counsel of its choice for such purpose; provided that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnified Party, the reasonable fees and expenses of such separate counsel shall be at the Indemnifying Party’s expense.

(d)  Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)  Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 6.2 or Section 6.3 and the reasonable expenses incurred in connection therewith will be treated as Losses subject to indemnification hereunder.

(f)  If any Third-Party Claim shall be brought against a member of each Party, then such Action shall be deemed to be a LRI Assumed Action or a ABC Assumed Action in accordance with Sections 5.2(a) and 5.2(b), to the extent applicable, and the related Party shall be deemed to be the Indemnifying Party for the purposes of this Article 6.  In the event of any Action in which the Indemnifying Party is not also named defendant, at the request of either the Indemnified Party or the Indemnifying Party, the Parties will use reasonable efforts to substitute the Indemnifying Party or its applicable Affiliate for the named defendant in the Action.

Section 6.5.  Calculation of Indemnification Amount. Any indemnification amount pursuant to Section 6.2 or Section 6.3 shall be paid (i) net of any amounts recovered by the Indemnified Party under applicable Third Party insurance policies or from any other Third Party alleged to be responsible therefor, and (ii) taking into account any tax benefit actually realized and any tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Losses.  If the Indemnified Party receives any amounts under applicable Third Party insurance policies, or from any other Third Party alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party in respect thereof, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in respect thereof up to the amount received by the Indemnified Party from such Third Party insurance policy or Third Party, as applicable.  The Indemnifying Party shall not be liable for any Losses under Section 6.2 or Section 6.3 to the extent such Losses are special, indirect, incidental, consequential or punitive damages or lost profits (other than such Losses paid to Third Parties).

Section 6.6.  Contribution.  If for any reason the indemnification provided for in Section 6.2 or Section 6.3 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of ABC, on the one hand, and LRI, on the other hand, in connection with the conduct, statement or omission that resulted in such Losses.  In case of any Losses arising out of or related to information contained in the Information Statement (as amended or supplemented), the relative fault of ABC, on the one hand, and LRI, on the other hand, shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by ABC or LRI.

Section 6.7.  Non-Exclusivity of Remedies.  Subject to Section 6.1, the remedies provided for in this Article 6 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 6.4 and 6.5 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 6.8.  Survival of Indemnities.  The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 6 shall survive the sale or other transfer of any Party of any of its assets, Business or Liabilities.

ARTICLE 7.

DISPUTE RESOLUTION

Section 7.1.  Disputes.  Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article 7 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among ABC, on the one hand, and LRI, on the other hand.

Section 7.2.  Escalation; Mediation.

(a)  It is the intent of the Parties to use reasonable best efforts to resolve expeditiously any dispute, controversy or Claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, a Party involved in a dispute, controversy or Claim may deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the Parties at a senior level of management.  Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use reasonable best efforts to meet within 30 days of the Escalation Notice.

(b)  If the Parties are not able to resolve the dispute, controversy or Claim, then the matter shall be referred to mediation.  The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties or be admissible in any other proceeding.  The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties.  Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses.  Mediation shall be a prerequisite to the commencement of any Action by either Party against the other Party.

(c)  In the event that any resolution of any dispute, controversy or Claim pursuant to the procedures set forth in Section 7.2(a) or (b) in any way affects an agreement or arrangement between either of the Parties and a Third Party insurance carrier, the consent of such Third Party insurance carrier to such resolution, to the extent such consent is required, shall be obtained before such resolution can take effect.

ARTICLE 8.

MISCELLANEOUS

Section 8.1.  Counterparts; Entire Agreement; Corporate Power.

(a)  This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)  This Agreement, and any Exhibits, Schedules or appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)  ABC represents, and LRI represents, as follows:

(i)  each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)  this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)  Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 8.2.  Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to ABC to:	American Boarding Company
358 Frankfort Street
Daly City, California 94104
Attn: President
Facsimile: 415-586-8100

with a copy to:	Rodriguez & Associates
1011 Pennsylvania St., Unit B
Denver, Colorado 80203
Attn: Raul N. Rodriguez
Facsimile: 303-861-1995

If to LRI to:	Lucky Realty, Inc.
358 Frankfort Street
Daly City, California 94104
Attn: President
Facsimile: 415-586-8100

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.3.  Amendments; No Waivers.

(a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by ABC and LRI, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 8.4.  Expenses.  Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by ABC in connection with the Distribution and related transactions shall be paid by ABC , and all costs and expenses incurred by LRI in connection with the Distribution and related transactions shall be paid by LRI.

Section 8.5.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.  If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Distribution Documents.

Section 8.6.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.7.  Third-Party Beneficiaries.  Except for the indemnification rights under this Agreement of any ABC Indemnitee or LRI Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third-Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, Claim, Liability, reimbursement, Claim of Action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 8.8.  Entire Agreement.  This Agreement and the other Distribution Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any Party hereto or any member of their Group with respect to the transactions contemplated by the Distribution Documents.  To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

Section 8.9.  Tax Matters.  Except as otherwise expressly provided herein, this Agreement shall not govern tax matters.

Section 8.10.

Jurisdiction.  The Parties hereto agree that Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the state of Delaware or any District Court in the State Delaware, so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from the transaction of business in the State of California, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any Action brought in any such court has been brought in an inconvenient forum.  Process in any Action may be served on any Party anywhere in the world, whether within or outside of the jurisdiction of any such court.

Section 8.11.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12.  Termination.  Notwithstanding any provision of this Agreement to the contrary, the board of directors of ABC may, in its sole discretion and without the approval of LRI or any other Person, at any time prior to the Distribution terminate this Agreement and/or abandon the Distribution, whether or not it has theretofore approved this Agreement and/or the Distribution.  In the event this Agreement is terminated pursuant to the preceding sentence, this Agreement shall forthwith become void and neither Party nor any of its directors or officers shall have any liability or further obligation to the other Party or any other Person by reason of this Agreement.

Section 8.13.  Severability.  If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a declaration, the Parties shall modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 8.14.  Survival.  All covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 8.15.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.16.  Interpretation.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of its authorship of any of the provisions of this Agreement.

Section 8.17.  Specific Performance.  Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the other nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching Party (i) to perform its obligations under this Agreement or (ii) if the breaching Party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 8.18.  Performance.  Each Party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by each Party.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

American Boarding Company, a Delaware corporation

By
Name:
Title:

Lucky Realty, Inc., a Nevada corporation

By
Name:
Title:

SCHEDULE A

RESIGNING DIRECTORS AND OFFICERS

Directors resigning from ABC	Officers Resigning from ABC

Joseph Marshall	Joseph Marshall

Reza Noorkayhani	Reza Noorkayhani